Exhibit 5.1

September 19, 2025

Reviva Pharmaceuticals Holdings, Inc.

10080 N. Wolfe Rd., Suite SW3-200

Cupertino, CA

Ladies and Gentlemen:

This opinion is being furnished to you in connection with (i) the Registration Statement on Form S-3 (Registration No. 333-276848) initially filed by Reviva Pharmaceuticals Holdings, Inc. (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 2, 2024, and declared effective by the Commission on February 13, 2024 (the “Registration Statement”), and the related base prospectus, dated February 13, 2024 (the “Base Prospectus”) and (ii) the preparation and filing of the prospectus supplement, dated September 18, 2025 (the “Prospectus Supplement”) relating to the issuance and sale by the Company of (i) 27,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), (ii) Series E warrants to purchase up to 27,000,000 shares of Common Stock (the “Series E Warrants”) and (iii) Series F warrants to purchase up to 27,000,000 shares of Common Stock (together with the Series F Warrants, the “Warrants” and the shares underlying the Warrants, the “Warrant Shares”) pursuant to the Registration Statement.

The Shares and the Warrants are to be issued and sold by the Company pursuant to (i) a placement agency agreement, dated September 18, 2025, by and between the Company and the placement agent named therein (the “Placement Agency Agreement”), and (ii) a securities purchase agreement, dated September 18, 2025 (the “Purchase Agreement”), by and among the Company and certain investors purchasing securities in the offering and executing such agreement, as applicable, as identified on the signature pages thereto. The form of Purchase Agreement and the Placement Agency Agreement are being filed with the Commission as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K, filed on the date hereof.

We are acting as counsel for the Company in connection with the issuance and sale by the Company of the Shares and Warrants. In connection with this opinion, we have (i) examined a signed copy of the Registration Statement as filed with the Commission, including the exhibits thereto, the Base Prospectus and the Prospectus Supplement as filed with the Commission, (ii) investigated such questions of law, (iii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents of the Company, such certificates of public officials and such other documents, and (iv) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties set forth in the Placement Agency Agreement and Purchase Agreement, and certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Shares have been duly authorized and, when issued and paid for in the manner as contemplated in the Prospectus Supplement and in accordance with the terms of the Placement Agency Agreement and the Purchase Agreement, will be validly issued, fully paid and non-assessable, (ii) when the Warrants are duly executed and delivered by the Company and paid for in the manner as contemplated in the Prospectus Supplement and in accordance with the terms of the Placement Agency Agreement and the Purchase Agreement, such Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles, and (iii) the Warrant Shares have been duly authorized and, when issued upon the due exercise of the Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), as currently in effect, and reported judicial decisions interpreting such provisions of the DGCL, and the applicable laws of the State of New York and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after that date or for any other reason.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on the date hereof and which is incorporated by reference into the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP